SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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                                         PFGI CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

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249 Fifth Avenue

Pittsburgh, PA 15222

April 22, 2010

Notice of Annual Meeting

To our Stockholders:

The annual meeting of stockholders of PFGI Capital Corporation (PFGI Capital) will be held at 10:00 a.m., Eastern Daylight Savings Time, on May 20, 2010 at 249 Fifth Avenue, Pittsburgh, PA 15222, 10th floor, at the offices of The PNC Financial Services Group, Inc. (PNC) for the purpose of considering and acting upon the following matters:

•	the election of directors and
•	ratification of the selection of the independent registered public accounting firm.

We are not soliciting proxies for this meeting. However, all stockholders are welcome to attend the meeting and vote in person. Stockholders of record on April 16, 2010, with voting rights, are entitled to notice of and to vote at the meeting.

Sincerely yours,

Randall C. King

President

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Important Notice Regarding the Availability of Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2010 – This Information Statement and our 2009 Annual Report are available at www.nationalcity.com (Investor Relations – PFGI Capital Corporation).

i

249 Fifth Avenue

Pittsburgh, PA 15222

2010 INFORMATION STATEMENT

GENERAL INFORMATION

Meeting Information

PFGI Capital will hold its annual meeting of stockholders at 10:00 a.m., Eastern Daylight Savings Time, on May 20, 2010 at 249 Fifth Avenue, Pittsburgh, PA 15222, 10th floor, at the offices of PNC. This Information Statement includes information about PFGI Capital, describes the matters to be voted upon and explains the voting process. The matters to be voted upon at the meeting are:

•	the election of directors and
•	ratification of the selection of the independent registered public accounting firm.

All stockholders are welcome to attend the meeting and vote in person. If you need directions, please contact PNC’s investor relations department at investor.relations@pnc.com. The approximate mailing date of this Information Statement is April 22, 2010.

Important Notice Regarding the Availability of Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2010 – This Information Statement and our 2009 Annual Report are available at www.nationalcity.com (Investor Relations – PFGI Capital Corporation).

Who May Vote

Holders of common stock and Series A Preferred Stock of PFGI Capital, as recorded in our stock register on April 16, 2010, may vote at the meeting. On that date, PFGI Capital had 5,940,000 shares of common stock and 3,950,484 shares of Series A Preferred Stock outstanding. Each share of common stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 1/10 of one vote. All of the common stock of PFGI Capital is owned by PNC Bank, National Association (PNC Bank), successor to National City Bank (NCB), a wholly-owned subsidiary of PNC. Holders of Series B Preferred Stock do not have any voting rights.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

How To Vote

Holders of record may vote in person at the meeting by ballot or grant a proxy to another person to vote in your place. If your shares are not held of record in your name, you must obtain a proxy from the record holder, usually a broker or other nominee.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that over 50% of the eligible votes must be represented at the meeting.

Votes Needed

The nine director candidates receiving the most votes will be elected to fill the seats on the board of directors. Approval of any other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker non-votes count as shares present for quorum purposes but do not count as votes cast for voting purposes. Broker non-votes occur when a broker returns a proxy form but does not have authority to vote on a particular proposal. Under new rules for this annual meeting, no New York Stock Exchange member broker who is the record holder of shares on behalf of a beneficial owner can vote shares for the election of directors unless the broker receives instructions from the beneficial owner.

Other Matters

The board of directors does not know of any other matter that will be presented for your consideration at the meeting other than those set forth in the Notice of Annual Meeting.

ELECTION OF DIRECTORS

All directors elected at the meeting will serve until the next annual meeting. In voting to elect directors, stockholders are not entitled to cumulate their votes. The board of directors oversees the management of PFGI Capital on your behalf. The board reviews PFGI Capital’s long-term strategic plans and exercises direct decision-making authority for certain issues. The board is nominating the following nine directors for election: T. James Berry, Dett P. Hunter, Kevin R. Glass, Nathan W. Herring, Randall C. King, Lisa M. Kovac, J. David Rosenberg, John E. Rubenbauer and Michael Setzenfand. All director candidates are current directors who are either standing for re-election or who are standing for election since their appointment by the board to fill a vacancy since the last annual meeting of stockholders. Four of our nine nominees, Mr. Berry, Mr. Hunter, Mr. Rosenberg and Mr. Rubenbauer, are not employees of PNC or any of its affiliates and the remaining five nominees are all executive officers of PFGI Capital. Three of the non-employee nominees, Mr. Berry, Mr. Hunter and Mr. Rosenberg, serve on PFGI Capital’s Audit Committee and are considered independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Information concerning our nominees is given below.

Director Nominees

T. James Berry Age 75 0 voting shares owned Director since 2002

Retired Senior Vice President and Chief Financial Officer of The Provident Bank.

Mr. Berry’s years of service as a senior officer and the Chief Financial Officer of The Provident Bank provide the Board with financial expertise regarding financial institutions and their subsidiaries. Additionally, as Provident was the initial sole common stockholder of PFGI Capital, Mr. Berry provides the Board with an historical prospective as he was involved with PFGI Capital during Provident’s ownership period. Mr. Berry’s service as a CFO and his designation as an “audit committee financial expert” provide both the Board and the Audit Committee with insight into the oversight of financial and accounting issues.

Dett P. Hunter Age 60 0 voting shares owned Director since 2002

President and Chief Executive Officer of Burdette Management, Inc., Managing Partner of Burdette GP LLC, Chairman and Chief Executive Officer of Life Equity Holdings LLC, and President and Chief Executive Officer of Dett Hunter, Inc. since 2000.

Mr. Hunter’s experience with oversight of the investment portfolio for Burdette, along with his years of consulting with mid-market and public companies in a variety of industries regarding operating, tax and investment strategies provide our Board with financial and operating expertise. Through his experience with a broad range of companies on a variety of financial issues, he provides valuable insight to our Board and the Audit Committee in the oversight of financial and accounting issues.

Kevin R. Glass Age 54 0 voting shares owned Director since 2009

Chief Financial Officer and Treasurer of PFGI Capital since 2009. Mr. Glass is a member of PNC’s Asset & Liability Management Group, focusing on capital management and strategy and liquidity management for PNC in addition to numerous special projects and initiatives. Mr. Glass also serves as President for the legacy PNC real estate investment trust entities.

Mr. Glass joined PNC in 1990 and held a number of positions within PNC’s finance department before transitioning into ALM. Mr. Glass’ range of experience in the Asset and Liability Management Group at PNC, combined with his previous experience as controller of a commercial banking institution, provide the Board with depth in the area of financial expertise regarding financial institutions and their subsidiaries, and specific expertise in asset and liability management. Mr. Glass’ role as CFO of PFGI Capital provides the Board with direct access to the current financial issues facing PFGI Capital.

Nathan W. Herring Age 47 0 voting shares owned Director since 2009

Member of PNC's Asset & Liability Management Group with primary responsibility for mortgage loan portfolio credit performance and bank-owned life insurance. Mr. Herring is the chair of the PNC Corporate Owned Life Insurance Committee and a member of the PNC Foreign Offices Operating Committee. Mr. Herring also serves as an officer for the legacy PNC real estate investment trust entities. Mr. Herring has been with PNC for thirteen years.

Mr. Herring’s experience with mortgage loan portfolio credit performance provides the Board with specific expertise in various aspects of mortgage related assets. His background also adds depth to the Board’s oversight of owning mortgage-backed securities as the primary asset of PFGI Capital.

Randall C. King Age 51 0 voting shares owned Director since 2009

President of PFGI Capital since 2009. Mr. King is Executive Vice President and head of Liability and Capital Management for PNC. In this position, Mr. King is focused on bank and parent company funding, liquidity management and capital management. Mr. King joined PNC in 1983, and has held a number of management positions in the Asset and Liability Management area, including responsibilities relating to the fixed income investment portfolio, financial derivatives, and capital and liquidity management. He was named senior vice president in 1993.

Mr. King’s extensive experience with the Asset and Liability Management Group of PNC, as well as his varied responsibilities as portfolio manager and a member of the investment functions at PNC, provide the Board with a broad range of financial expertise regarding financial institutions and their subsidiaries and specific expertise in asset and liability management. Mr. King’s role as President of PFGI Capital provides the Board with a thorough understanding of PFGI Capital’s ongoing activities and the economic environment in which it operates on a daily basis.

Lisa M. Kovac Age 48 0 voting shares owned Director since 2010

Vice President of PFGI Capital since January 2010. Ms. Kovac is Managing Director and Vice President, Asset and Liability Management of PNC, and manages the Wholesale Funding Desk, including debt issuance for PNC Bank and its parent company, collateral management and reserve position management, in addition to numerous special projects and initiatives. Ms. Kovac just celebrated her 30th year with PNC.

Ms. Kovac’s varied responsibilities in the Asset and Liability Management Group of PNC, including the management of funding, debt issuances and numerous other aspects of asset and liability management, provide the Board with additional expertise regarding financial institutions and their subsidiaries. This expertise adds depth and a broad range of experience to the Board in its oversight role of managing PFGI Capital’s authorized investments.

J. David Rosenberg Age 60 0 voting shares owned Director since 2002

Retired Senior Partner of Keating, Muething & Klekamp, P.L.L.

Mr. Rosenberg’s years of experience practicing law in the areas of corporate finance, financial institutions, venture capital and reorganization provide our Board with expertise in handling a broad range of finance and accounting issues facing financial institutions and their subsidiaries. Through his experience addressing a wide variety of legal and financial issues at financial institutions, he provides valuable oversight of financial and accounting issues as Chairman of our Audit Committee, and to the Board as a whole.

John E. Rubenbauer Age 70 0 voting shares owned Director since 2002

Consultant to American Money Management Corporation since January 2010. Director of Real Estate of American Money Management Corporation from 2005 through December 31, 2009. Senior Vice President Investment Real Estate, Cincinnati, of NCB from March 2005 to July 2005. Senior Vice President and Head of Commercial Real Estate of The Provident Bank from 1991 to 2005.

Mr. Rubenbauer’s years of experience in various positions involving a broad range of responsibilities for real estate investment, including management of the associated risks, provide our Board with expertise in owning and investing in real estate related assets. His service with Provident provides the Board with an historical perspective of PFGI Capital’s activities. His experience adds particular depth to the Board’s insight into understanding the risks associated with owning real estate related assets.

Michael Setzenfand Age 44 0 voting shares owned Director since 2010

Vice President and Assistant Secretary of PFGI Capital since March 2010. Michael Setzenfand is a member of PNC’s Tax Department. Mr. Setzenfand joined the PNC tax group in November 2009. Previously, Mr. Setzenfand was a Tax Manager at MBNA Institutional PA Services, LLC, a subsidiary of The Bank of New York Mellon, from July 2008 to October 2009 and a Tax Manager at Mellon Bank, N.A., from October 1995 to June 2008.

Mr. Setzenfand’s expertise in income taxes provides our Board with tax expertise, particularly in the area of real estate investment trusts. This expertise provides the Board with particular skills to oversee the maintenance of PFGI Capital’s status as a REIT.

Director Compensation

For 2009, each non-employee director received $10,000 for serving as a director and $1,000 for attending the annual meeting. Each Audit Committee member received $1,000 for each Audit Committee meeting attended (up to 4 meetings for the year), with the chairman receiving $1,500 for each meeting attended. The other directors, who are all employees of PNC or an affiliate, are not separately compensated for serving as directors of PFGI Capital.

Name (1)	Fees Earned or Paid in Cash($)	Total ($)
T. James Berry	$15,000	$15,000
Dett P. Hunter	$15,000	$15,000
J. David Rosenberg	$17,000	$17,000
John E. Rubenbauer	$11,000	$11,000

(1)	Beth A. Adams (resigned in 2010), Daniel DeMoss (resigned in 2009), Linda K. Erkkila (resigned in 2009), Kevin R. Glass, Nathan W. Herring, Randall C. King, Susan M. Kinsey (resigned in 2009), Doris M. Malinowski (resigned in 2009) and Scott L. Saari (resigned in 2010), each directors of PFGI Capital during 2009 and employees of NCB or PNC, did not receive any compensation for their service as directors of PFGI Capital.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board is seeking stockholder ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as the independent registered public accounting firm for PFGI Capital for 2010. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to comment and respond to appropriate questions.

The Audit Committee approved the dismissal of Ernst & Young LLP as PFGI Capital’s independent registered public accounting firm, effective upon the filing of PFGI Capital’s Annual Report on Form 10-K for 2008. The change in accountant was solely a result of the acquisition of National City Corporation by PNC on December 31, 2008. As a result of this acquisition and the subsequent merger of NCB and PNC Bank, PFGI Capital is an indirect subsidiary of PNC, with PNC Bank being the sole holder of PFGI Capital’s common stock. PricewaterhouseCoopers LLP serves as the independent registered public accounting firm for PNC and its subsidiaries.

PFGI Capital paid fees to PricewaterhouseCoopers LLP and Ernst & Young LLP during 2009 and 2008 respectively, as follows:

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for the annual audit of PFGI Capital’s financial statements for the fiscal year ended December 31, 2009, the reviews of the quarterly reports on Form 10-Q for the same fiscal year and statutory and regulatory filings are expected to be $125,000. The aggregate fees billed by Ernst & Young LLP for the annual audit of PFGI Capital’s financial statements for the fiscal year ended December 31, 2008, the reviews of the quarterly reports on Form 10-Q for the same fiscal year and statutory and regulatory filings were $45,170.

Audit-Related Fees

There were no fees billed by PricewaterhouseCoopers LLP or Ernst & Young LLP for audit-related services for the fiscal years ended December 31, 2009 and 2008.

Tax Fees

There were no fees billed by PricewaterhouseCoopers LLP or Ernst & Young LLP for tax related services for the fiscal years ended December 31, 2009 and 2008.

All Other Fees

There were no fees billed by PricewaterhouseCoopers LLP or Ernst & Young LLP for other services not described above for the fiscal years ended December 31, 2009 and 2008.

All of the services described above were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements with management.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the registered public accounting firm their independence with respect to PFGI Capital.

Based upon the review and the discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements for 2009 be included in PFGI Capital’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee

J. David Rosenberg, Chairman

T. James Berry

Dett P. Hunter

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Board leadership structure currently includes four independent directors and five inside directors. The Board does not have a Chairman or a lead independent director. Based on consideration of the limited activities of PFGI Capital and the qualification and skills of its outside and inside directors, the Board believes that the balance of outside leadership from the joint efforts of its four independent directors, combined with the specific skill set and insight of its five inside directors, is an appropriate leadership structure for PFGI Capital.

The Board is actively engaged in the risk oversight of PFGI Capital. PFGI Capital is a real estate investment trust (REIT) that acquires, holds and manages mortgage assets and other authorized investments that generate income for distribution to its stockholders. Prior to September 29, 2009, PFGI Capital held commercial real estate loan participations as its primary earning asset, but now holds residential mortgage-backed agency securities. The current business purpose of PFGI Capital is to own these residential mortgage-backed agency securities and other authorized investments, generate income from them, make distributions to stockholders in accordance with the terms of the documents governing its outstanding securities, and to maintain its status as a REIT. The officers of PFGI Capital monitor the risk related to PFGI Capital’s earning assets and monitor its status as a REIT on a monthly basis. At each Board meeting, held at least four times per year, the Board is briefed on the financial statements, the asset portfolio, the dividend declaration and the quarterly REIT qualification tests. Additional agenda items are covered as deemed necessary by either the directors or officers.

The Board administers its risk oversight function by making sure the topics addressing the limited risks of PFGI Capital’s business activities are reflected on each Board meeting agenda and are adequately covered at each Board meeting. Due to its ability to effectively oversee the limited risks of PFGI Capital in light of the limited business activity of PFGI Capital, the Board believes that the leadership structure in place is effective and appropriate.

BOARD MEETINGS

During 2009, the board of directors of PFGI Capital held 6 regularly scheduled meetings. All incumbent directors attended 75% or more of the meetings of the board and the board committees they were scheduled to attend. All directors nominated and elected as directors of PFGI Capital at the 2009 annual meeting attended that meeting either in person or by phone.

BOARD COMMITTEES AND COMMUNICATION

The board of directors establishes committees to help carry out its duties. Each committee reviews the results of its meetings with the full board. The board of directors established an Audit Committee, a Compensation Committee and an Executive Committee. The Executive Committee has had no activity since inception. Due to director resignations in connection with the merger of PNC and National City Corporation, there is currently only one member of the Executive Committee, Mr. Rosenberg. If the Board considers an active Executive Committee appropriate in the future, it will appoint additional directors to the Executive Committee.

The board has not established a Nominating Committee, believing that a separate committee is not necessary in light of PFGI Capital’s limited activities. Each director participates in the nomination process. The board will consider recommendations for nominations by stockholders. Stockholders desiring to submit recommendations for nominations should direct them to PFGI Capital’s corporate secretary at the address listed on page 1 of this Information Statement. The recommendation should include relevant information concerning the qualifications of the person recommended. The board will evaluate these recommendations in the same manner as any other potential candidates for nomination. The Board has does not have a formal policy on diversity when identifying nominees for director. However, when considering candidates to fill director positions and for re-election, the Board does consider forming a Board that is diverse in terms of race and gender as well as diverse in regard to skills, background and experience.

Stockholders desiring to communicate with the board should direct any communication to PFGI Capital’s corporate secretary at the address listed on page 1 of this Information Statement.

The Compensation Committee

The Compensation Committee, composed of Mr. Berry, Mr. Hunter and Mr. Rosenberg, has had no activity since inception, as none of PFGI Capital’s officers are compensated for serving as officers of PFGI Capital. The amount of fees paid to non-employee directors was not increased during 2009. The Compensation Committee believes that these fees are appropriate in light of the nature of PFGI Capital’s limited activities. The members of the Compensation Committee monitor the level of PFGI Capital’s activity requiring director attention. If the amount were to increase significantly, the Compensation Committee would meet to consider if an increase in director compensation is warranted.

The Audit Committee

The Audit Committee, which held five meetings in 2009, assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of PFGI Capital. The Audit Committee engages, compensates and makes decisions as to the retention of the independent registered public accounting firm. The Audit Committee reviews with the independent registered public accounting firm plans and results of the audit engagement of PFGI Capital and the scope, results and procedures used for internal auditing. The Audit Committee approves the terms of the annual engagement letter with the independent registered public accounting firm, and that letter describes designated audit services to be provided by the firm. Any additional services, audit or otherwise, to be performed by the independent registered public accounting firm must first be approved by the Audit Committee. Services may also be approved by a designated member of the Audit Committee provided that each authorization is reported to the entire Audit Committee at its next regularly scheduled meeting. No services were provided with respect to the de minimus waiver process provided by the rules of the Securities and Exchange Commission. The Audit Committee also supervises the administration of the internal audit function utilized by PFGI Capital.

The board adopted an Audit Committee Charter. The Audit Committee Charter is posted at www.nationalcity.com, under Investor Relations – PFGI Corporation – Corporate Documents – Audit Committee, and is available in print to any stockholder upon request without charge.

The Audit Committee members are J. David Rosenberg, Chairman, T. James Berry and Dett P. Hunter. The board has designated T. James Berry as the Audit Committee Financial Expert. All of the members of the Committee are independent as defined by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended.

EXECUTIVE OFFICERS

PFGI Capital’s board of directors designated the following officers as executive officers of PFGI Capital, to serve until the 2010 annual meeting and until their successors are duly appointed and qualified:

Randall C. King – President

Kevin R. Glass – Chief Financial Officer and Treasurer

Lisa M. Kovac – Vice President

Michael Setzenfand – Vice President and Assistant Secretary

A biography for each of the above-named executive officers is included in the Director Nominees section of this Information Statement.

CODE OF ETHICS

The board of directors adopted a Code of Ethics that applies to PFGI Capital’s principal executive and financial officers. The Code of Ethics is posted at www.nationalcity.com, under Investor Relations – PFGI Corporation – Corporate Documents – Code of Ethics, and is available in print to any stockholder upon request without charge.

TRANSACTIONS WITH RELATED PERSONS

Prior to September 29, 2009, PFGI Capital held 95% participation interests in certain loans originated by NCB and its subsidiaries. Generally, the participation interests were in commercial mortgage loans secured by real property that were either directly underwritten by NCB or its subsidiaries or acquired by NCB. On September 29, 2009, the loan participations were sold by PFGI Capital to NCB. PFGI Capital used the proceeds from this sale, along with cash on hand and a portion of a $17.5 million capital contribution from NCB, to purchase residential mortgage-backed agency securities from NCB, which are now the primary earning asset of PFGI Capital.

The day-to-day operations of PFGI Capital are managed pursuant to the terms of a management agreement between PNC Bank, successor to NCB, and PFGI Capital. PNC Bank, in its role as manager under the terms of the management agreement, receives a management fee designed as a reimbursement for costs incurred. PNC Bank is required to pay all expenses related to the performance of its duties under the management agreement, including any payment to its affiliates for managing PFGI Capital. Prior to the loan participation sale on September 29, 2009, the management fee was calculated as 0.10% per year of the average daily outstanding principal balance of the loans underlying the participation interests. After the loan participation sale, the related management fee paid by PFGI Capital to PNC Bank is $300,000 per year. Management fees incurred by PFGI Capital totaled $300,000 for the year ended December 31, 2009.

Prior to September 29, 2009, the participation agreement provided for NCB to service the loans underlying the participations held by PFGI Capital in a manner substantially the same as similar servicing performed by the Bank for transactions on its own behalf. The servicing fee that NCB charged was .125% per year of the average daily outstanding principal balance of the loans underlying the participation interests. Loan servicing costs incurred by PFGI Capital totaled $282,000 for the year ended December 31, 2009. As a result of the loan participation sale, the participation agreement between PFGI Capital and NCB was terminated.

A summary of loan participation activity between NCB and PFGI Capital follows:

(In Thousands)	2009	2008
Principal Balance at January 1	$299,651	$288,563
Transfers of Loan Participations from NCB to PFGI Capital	122,907	185,229
Transfers of Past Due Loan Participations from PFGI Capital to the Bank	(92,212)	(106,145)
Loan Participation Payments Received	(27,790)	(67,996)
Sale of Loan Participations from PFGI Capital to NCB	(302,556)	—
Principal Balance at December 31	$—	$299,651

PNC Bank owns 100% of the common stock of PFGI Capital. Accordingly, PNC Bank receives all common dividends paid by PFGI Capital. For tax year 2009, a consent dividend procedure was utilized, under which PFGI Capital declared a $7.8 million common stock dividend, which was simultaneously contributed back to PFGI Capital by PNC Bank.

As of December 31, 2009, all of the Series B Preferred Stock continues to be held by current or former employees of PNC, PNC Bank or NCB.

As of December 31, 2009, PFGI Capital had an interest-bearing deposit account with PNC Bank of $21.5 million. PFGI Capital had a net payable to PNC Bank of $50,000 as of December 31, 2009 related to the management agreement described above.

Since the parties to the above agreements are affiliated, these agreements were not the result of arms-length negotiations. PFGI Capital believes transactions pursuant to these agreements have been at fair market value. All of the transactions were approved by, and any future modification of the management agreement will require the approval of, a majority of PFGI Capital’s independent directors. However, since PNC Bank, through its ownership of all of PFGI Capital’s common stock, controls the election of all of PFGI Capital’s directors, including PFGI Capital’s independent directors, any such modification also would not be the result of arms-length negotiations. Thus, there can be no guarantee that these transactions, agreements or any future modifications have been or will be on terms as favorable to PFGI Capital as those that could have been obtained from unaffiliated third parties.

Certain of PFGI Capital’s directors and officers, and their immediate family members and certain business affiliates, as defined by the Securities and Exchange Commission, were customers of or had various banking transactions with PNC’s banking and/or lending subsidiaries in the ordinary course of business during 2009. All of these transactions were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at that time for comparable transactions with other unrelated persons and did not involve more than the normal risk of collectibility or other unfavorable features. Similar additional transactions are expected to take place in the ordinary course of business in the future. None of the above-referenced persons had, and none of the above-referenced persons are expected to have in the future, transactions directly with PFGI Capital.

The Board’s unwritten policy regarding related person transactions is that potential transactions between PFGI Capital and any related person, as defined in the securities laws, must be reported to the Board by management and approved by the Board. The Board does not believe that an extensive written related person policy is necessary due to the limited nature of PFGI Capital’s activity. All officers of PFGI Capital are aware of this policy. Additionally, PFGI Capital’s Code of Ethics requires our Senior Financial Officers, as defined in the Code of Ethics, to adhere to PNC’s Code of Business Conduct and Ethics, which contains policies related to various related person transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following persons are the only stockholders known by PFGI Capital to own beneficially more than 5% of its outstanding voting securities as of March 25, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

PNC Bank, National Association 249 Fifth Avenue Pittsburgh, PA 15222	5,940,000 shares of common stock	100%*

*Represents 93.8% of total voting power.

Security Ownership of Directors and Executive Officers

The following table shows the common stock of PNC, the parent of PNC Bank, beneficially owned by each of PFGI Capital’s directors and executive officers on March 25, 2010. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares shown. None of the directors or executive officers of PFGI Capital beneficially own PFGI Capital Series A Preferred Stock or Series B Preferred Stock.

	Beneficial Ownership of PNC Common Stock
Name & Position	Amount (1)	Percent of Class
T. James Berry, Director	1,372	*
Kevin R. Glass, Director, Chief Financial Officer and Treasurer	14,568	*
Nathan W. Herring, Director	1,812	*
Dett P. Hunter, Director	0	*
Randall C. King, Director, President	43,027	*
Lisa M. Kovac, Director, Vice President	2,901	*
J. David Rosenberg, Director	0	*
John E. Rubenbauer, Director	139	*
Michael Setzenfand, Director, Vice President and Assistant Secretary	0	*
All Directors and Executive Officers as a Group 9 persons)	63,819	*

(1)	Includes options to purchase common stock currently exercisable or exercisable within 60 days from March 25, 2010 as follows: Mr. Glass, 7,250 shares; and Mr. King, 41,317 shares. Includes share equivalents held in PNC’s 401(k) Plan or Deferred Compensation Plan as follows: Mr. Glass, 4,006 shares; Mr. Herring, 562 shares; and Ms. Kovac, 401 shares. Beneficial ownership consisting of shared voting and/or investment power is as follows: Mr. Berry, 1,372 shares with spouse.
*	Ownership of less than 1%.

Change in Control

On November 6, 2009, NCB, the sole common stockholder of PFGI Capital Corporation at that time, merged with and into its affiliate, PNC Bank. PNC Bank was the surviving entity. As a result of the merger, each share of NCB was canceled and retired, and no cash, new shares of common stock, or other property was delivered in exchange.

Immediately prior to the merger, both NCB and PNC Bank were wholly-owned indirect subsidiaries of PNC. PNC Bank continues to be a wholly-owned indirect subsidiary of PNC.

As a result of the merger, PNC Bank is the holder of 100% of PFGI Capital’s common stock and holds approximately 93.8% of the combined voting power of the holders of PFGI Capital’s common stock and Series A Preferred Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires PFGI Capital’s executive officers, directors and persons who own more than 10% of a registered class of PFGI Capital’s equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms received by it, PFGI Capital believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16(a) reporting requirements.

COMPENSATION MATTERS

Other than fees paid to non-employee directors, none of the officers or directors of PFGI Capital received any compensation from PFGI Capital, nor were they granted, nor do they hold, any options to purchase PFGI Capital’s common stock, Series A Preferred Stock or Series B Preferred Stock.